EXHIBIT 10.1
COOPERATION AGREEMENT
This Cooperation Agreement (this “Agreement”) is made and entered into as of July 20, 2020 by and among Barnes & Noble Education, Inc. (the “Company”) and the entities and natural persons set forth in the signature pages hereto (collectively, “Outerbridge”) (each of the Company and Outerbridge, a “Party” to this Agreement, and collectively, the “Parties”).
RECITALS
WHEREAS, as of the date hereof, Outerbridge has a beneficial ownership interest in shares of common stock of the Company (the “Common Stock”) totaling, in the aggregate, 6,499,621 shares, or approximately 13.5% of the Common Stock issued and outstanding on the date hereof; and
WHEREAS, as of the date hereof, the Company and Outerbridge have determined to come to an agreement with respect to (i) the immediate appointment of Lowell W. Robinson (“Robinson”) to the Board of Directors of the Company (the “Board”), (ii) the nomination of Zachary Levenick (“Levenick”) for election to the Board at the 2020 annual meeting of the stockholders of the Company (the “2020 Annual Meeting”), and (iii) certain other matters, as provided in this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.	Board Appointment, Nomination and Related Agreements.
(a)Board Appointment; Nomination.
(i)New Directors.
(1)The Company agrees that, effective upon the execution of this Agreement, the Board shall take all necessary actions (including by increasing the size of the Board to eight members) to appoint Robinson as a director of the Company. For purposes of this Agreement, Robinson shall be deemed a “New Director” effective upon execution of this Agreement.
(2)The Company agrees that the Board will nominate Levenick for election to the Board at the 2020 Annual Meeting; provided that (A) such nomination of Levenick shall be subject to (x) Levenick submitting to the Company (and not withdrawing) the Nomination Documents required in Section 1(a)(ii), (y) representatives of the Board having conducted a customary interview of Levenick and (z) the Company having completed a customary background check of Levenick, in each case to the reasonable satisfaction of the Board, and (B) in the event that Levenick is not nominated by the Board for election at the 2020 Annual Meeting due to his failure to satisfy the criteria set forth in the preceding clause (A), Outerbridge shall have the ability to recommend a substitute nominee in accordance with the applicable procedures under Section 1(a)(iv) for the selection of a Replacement Director (a “Substitute Nominee”); provided, further, that the Company acknowledges that it is currently not aware of any facts that would impede the appointment of Levenick to the Board. For purposes of this Agreement, Levenick (or any Substitute Nominee designated pursuant to the preceding sentence) shall be deemed a “New Director” effective upon his or her election to the Board at the 2020 Annual Meeting.
(ii)Nomination Documents. Prior to the date of this Agreement, each of Robinson and Levenick has submitted to the Company (A) a fully completed copy of the Company’s standard director &

officer questionnaire (the “D&O Questionnaire”) and (B) an executed letter in the form attached hereto as Exhibit A (the “Nominee Letter” and together with the D&O Questionnaire, the “Nomination Documents”).
(iii)2020 Annual Meeting.
(1)The Company agrees that it shall use its reasonable best efforts to hold the 2020 Annual Meeting no later than November 15, 2020; provided, however, that the Company shall reasonably consult with Outerbridge if the 2020 Annual Meeting is scheduled to be held after October 25, 2020.
(2)The Company agrees that the Board will nominate for election to the Board at the 2020 Annual Meeting for terms expiring at the Company’s 2021 annual meeting of stockholders, subject to their consent to serve and Section (1)(a)(i) above, each of Robinson and Levenick (including any Replacement Director, in the case of Robinson, or Substitute Nominee, in the case of Levenick). The Company will support the election of each of Robinson and Levenick (or such Replacement Director or Substitute Nominee, if applicable) at the 2020 Annual Meeting in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate.
(iv)Replacement Director. During the Standstill Period (as defined below), if any New Director or any Replacement Director resigns as a director or is removed as a director after his or her appointment to the Board but prior to the expiration of the Standstill Period (as defined below), and at such time Outerbridge beneficially owns in the aggregate at least 5.0% of the Company’s then outstanding shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), Outerbridge shall have the ability to recommend a substitute person in accordance with this Section 1(a)(iv) (any such replacement nominee shall be referred to as a “Replacement Director”). Any Replacement Director must (A) be reasonably acceptable to the Board (such acceptance not to be unreasonably withheld), (B) qualify as “independent” pursuant to New York Stock Exchange listing standards, (C) have the relevant financial and business experience to be a director of the Company, and (D) be independent of Outerbridge (for the avoidance of doubt, the nomination by Outerbridge of such person to serve on the board of another company shall not (in and of itself) cause such person not to be deemed independent of Outerbridge). The Corporate Governance and Nominating Committee shall make its determination and recommendation, acting in good faith, regarding whether such Replacement Director meets the foregoing criteria within five business days after (1) such nominee has submitted to the Company the Nomination Documents required for a New Director in Section 1(a)(ii), (2) representatives of the Board have conducted customary interview(s) of such nominee and (3) the Company has completed a customary background check of such nominee. The Company shall use its reasonable best efforts to conduct any interview(s) contemplated by this section as promptly as practicable, but in any case, assuming reasonable availability of the nominee, within ten business days after Outerbridge’s submission of such nominee. In the event the Corporate Governance and Nominating Committee does not accept a person recommended by Outerbridge as the Replacement Director, Outerbridge shall have the right to recommend an additional substitute person whose appointment shall be subject to the Corporate Governance and Nominating Committee recommending such person in accordance with the procedures described above. Upon the recommendation of a Replacement Director nominee by the Corporate Governance and Nominating Committee, the Board shall vote on the appointment of such Replacement Director to the Board no later than five business days after the Corporate Governance and Nominating Committee recommendation of such Replacement Director; provided, however, that if the Board does not elect such Replacement Director to the Board pursuant to this Section 1(a)(iv), the Parties shall continue to follow the procedures of this Section 1(a)(iv) until a Replacement Director is elected to the Board. Upon a Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Replacement Director to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal. For purposes of this Agreement, the terms “beneficial owner” and “beneficial ownership” shall have the respective meanings as set forth in Rule 13d-3 promulgated by the U.S. Securities and Exchange Commission under the Exchange Act (as defined below).
(b)Committee Appointments.
Consistent with the practice of the Company, the New Directors shall be appointed to at least one of the standing committees of the Board no later than one business day following the completion of the 2020 Annual Meeting, subject to the continuing satisfaction of applicable independence standards; provided, however, that (i) following the 2020 Annual Meeting one of the New Directors shall be appointed to the Corporate Governance and Nominating Committee; and (ii) prior to the 2020 Annual Meeting, Robinson may participate as an observer in any meeting of any committee of the Board. In addition, the Board shall cause Robinson to be appointed to any committee that may be established in connection with a strategic review between the date hereof and the date of the 2020 Annual Meeting, subject to the continuing satisfaction of applicable independence standards.
(c)Additional Agreements.
(i)Outerbridge agrees that from the date hereof until the conclusion of the 2020 Annual Meeting, it shall not sell, assign or otherwise transfer, or agree to sell, assign or otherwise transfer, any Common Stock to any person or entity other than an Affiliate (so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement) if such action or actions, taken together with any other proposed actions, would result in Outerbridge beneficially owning, in the aggregate, less than 10.0% of the Company’s then outstanding Common Stock; provided, however, that the transfer restrictions contained in this Section 1(c)(i) shall automatically terminate if prior to the 2020 Annual Meeting the Company announces the execution of a definitive agreement to effect an Extraordinary Transaction.
(ii)Outerbridge agrees that it will cause its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”) and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.
(iii)Upon execution of this Agreement, Outerbridge hereby irrevocably withdraws, and hereby agrees that it will take all further action necessary to cause its Affiliates to irrevocably withdraw, its Notice of Stockholder Nomination dated June 26, 2020, and any related materials or notices submitted to the Company in connection therewith. Outerbridge shall take all actions that the Company may reasonably request to give effect to the provisions of this Section 1(c)(iii).

2.	Standstill Provisions.
(a)Outerbridge agrees that, from the date of this Agreement until 12:01 a.m., Eastern time, on the Termination Date (the “Standstill Period”), neither it nor any of its Affiliates or Associates under its control will, and it will cause each of its Affiliates and Associates under its control not to, directly or indirectly, in any manner:
(i)engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders and any exempt solicitation under Rule 14a-2(b)(1) under the Exchange Act), in each case, with respect to securities of the Company;
(ii)form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some of the entities or persons identified on Exhibit B, but does not include any other entities or persons not identified on Exhibit B as of the date hereof) or otherwise support or participate in any effort by a Third Party with respect to the matters set forth herein; provided, however, that nothing herein shall limit the ability of an Affiliate of Outerbridge to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;
(iii)deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Outerbridge and otherwise in accordance with this Agreement;
(iv)seek, or encourage any person or entity, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors;
(v)(A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving Outerbridge and the Company, (C) affirmatively solicit a third party to make an offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or publicly encourage, initiate or support any third party in making such an offer or proposal, (D) publicly comment on any third party proposal regarding any merger, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company by such third party prior to such proposal becoming public or (E) call or seek to call a special meeting of stockholders;
(vi)seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 1;
(vii)other than in Rule 144 open market broker sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by Outerbridge to any person or entity not a party to this agreement (a “Third Party”) that would to Outerbridge’s knowledge (after due inquiry) result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of 5% or more of the shares of Common Stock outstanding at such time or would increase the beneficial or other ownership interest of any Third Party who, together with its Affiliates, has a beneficial or other ownership interest in the aggregate of 5% or more of the shares of Common Stock outstanding at such time, other than Schedule 13G filers that are mutual funds, pension funds, index funds or investment fund managers with no known history of activism or known plans to engage in activism, except in each case in a transaction approved by the Board;
(viii)purchase or cause to be purchased or otherwise acquire or agree to acquire beneficial ownership of any Voting Securities (as defined below), if in any such case, immediately after the taking of such action, Outerbridge would, in the aggregate, collectively beneficially own, or have an economic interest in, an amount that would equal or exceed 15% of the then outstanding shares of Common Stock;
(ix)make any request for stocklist materials or other books and records of the Company under Section 220 of the Delaware General Corporation Law or otherwise;
(x)other than litigation by Outerbridge to enforce the provisions of this Agreement, institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions);

(xi)seek to advise, encourage, support or influence any person or entity with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except in accordance with Section 1; or
(xii)make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party.
For purposes of this Section 2(a), “Termination Date” shall mean the date that is five days prior to the last date pursuant to which stockholder nominations for director elections are permitted pursuant to the Company’s bylaws with respect to the 2021 annual meeting of the stockholders of the Company.
(b)Nothing in Section 2(a) shall be deemed to limit the exercise in good faith by the New Directors of their fiduciary duties solely in their capacity as directors of the Company and in a manner consistent with their and Outerbridge’s obligations under this Agreement.
(c)Nothing in Section 2(a) or otherwise in this Agreement shall prevent Outerbridge from making a public statement about how Outerbridge intends to vote and the reasons therefor with respect to any Extraordinary Transaction (as defined below) that has not been approved by any of the New Director(s) at such time in their respective capacity as a director.
(d)Until the end of the Standstill Period, Outerbridge and its Affiliates shall cause all Voting Securities owned by them directly or indirectly, whether owned of record or beneficially owned, as of the record date for any annual or special meeting of stockholders or in connection with any solicitation of stockholder action by written consent (each a “Stockholders Meeting”) within the Standstill Period, in each case that are entitled to vote at any such Stockholders Meeting, to be present for quorum purposes and to be voted, at all such Stockholders Meetings or at any adjournments or postponements thereof, (i) for all directors nominated by the Board for election at such Stockholders Meeting and (ii) in accordance with the recommendation of the Board on any other proposals or other business that comes before any Stockholder Meeting; provided, that with respect to any merger, acquisition, recapitalization, restructuring, financing, disposition, distribution, spin-off, asset sale, joint venture or other business combination involving the Company or its subsidiaries which requires a vote of the Company’s stockholders (each, an “Extraordinary Transaction”), but only if such Extraordinary Transaction has not been approved by any of the New Director(s) at such time in their respective capacity as a director, Outerbridge shall have the right to vote any Voting Securities owned by them in their sole discretion. For purposes of this Section 2(d), the term “Voting Securities” shall mean the Common Stock, and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for Common Stock or other securities, whether or not subject to the passage of time or other contingencies.

3.	Representations and Warranties of the Company.
The Company represents and warrants to Outerbridge that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or agreement to which the Company is a party or by which it is bound.

4.	Representations and Warranties of Outerbridge.
Outerbridge represents and warrants to the Company that (a) the authorized signatory of Outerbridge set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Outerbridge thereto, (b) this Agreement has been duly authorized, executed and delivered by Outerbridge, and is a valid and binding obligation of Outerbridge, enforceable against Outerbridge in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Outerbridge as currently in effect, (d) the execution, delivery and performance of this Agreement by Outerbridge does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Outerbridge, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) as of the date of this Agreement, Outerbridge beneficially owns in the aggregate 6,499,621 shares of Common Stock and (f) as of the date hereof, other than as disclosed herein or in the Press Release defined in Section 5 below, Outerbridge does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership, and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement).

5.	Press Release.
The Company and Outerbridge shall jointly issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement in the form attached hereto as Exhibit C. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor Outerbridge shall issue any press release or make public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Party. During the Standstill Period, neither the Company nor Outerbridge nor the New Directors shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Agreement.

6.	Specific Performance.
Each of Outerbridge, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Outerbridge, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.

7.	Expenses.
All fees and expenses incurred in connection with this Agreement and the matters contemplated hereby shall be paid by the Party incurring such expenses; provided, however, that the Company shall reimburse Outerbridge for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the submission of its Notice of Stockholder Nomination and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $80,000 in the aggregate.

8.	Severability.
If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9.	Notices.
Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (c) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:
If to the Company:
Barnes & Noble Education, Inc.
120 Mountain View Blvd.
Basking Ridge, NJ
Attention:    Michael C. Miller
Email:        mmiller@BNED.COM
With a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention:    Eduardo Gallardo
Email:        egallardo@gibsondunn.com
if to Outerbridge:
Outerbridge Capital Management, LLC
767 Third Avenue, 11th Floor

New York, New York 10017
Attention:    Rory Wallace
Email:        rory@outerbridgecapital.com
With a copy (which shall not constitute notice) to:
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention:    Andrew M. Freedman
Email:        afreedman@olshanlaw.com

10.	Applicable Law.
This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Furthermore, each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the Parties irrevocably waives the right to trial by jury and (d) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such Party’s principal place of business or as otherwise provided by applicable law.

11.	Counterparts.
This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery).

12.	Mutual Non-Disparagement.
Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this section, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly criticize, disparage, call into disrepute or otherwise defame or slander the other Party or such other Party’s subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Party, their businesses, products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives.

13.	Securities Laws.
Outerbridge acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

14.	Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Term.
This Agreement contains the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Outerbridge. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Outerbridge, the prior written consent of the Company, and with respect to the Company, the prior written consent of Outerbridge. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities. This Agreement shall terminate at the end of the Standstill Period, except the provisions of Sections 10, 13 and 14, which shall survive such termination.
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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

THE COMPANY:

BARNES & NOBLE EDUCATION, INC.
By:    /s/ Michael P. Huseby
Name:    Michael P. Huseby
Title    Chairman and Chief Executive Officer

OUTERBRIDGE:

OUTERBRIDGE CAPITAL MANAGEMENT, LLC
By:    /s/ Rory Wallace
Name:    Rory Wallace
Title    Managing Member

OUTERBRIDGE MASTER FUND LP
By:    /s/ Rory Wallace
Name:    Rory Wallace
Title    Managing Member of Outerbridge GP, LLC, its general partner

OUTERBRIDGE GP, LLC
By:    /s/ Rory Wallace
Name:    Rory Wallace
Title    Managing Member

/s/ Rory Wallace
Rory Wallace

[Signature Page to Cooperation Agreement]

NOMINEE LETTER

[Date]
Attention: Board of Directors
Barnes & Noble Education, Inc.
120 Mountain View Blvd.
Basking Ridge, NJ 07920
Re:    Consent
Ladies and Gentlemen:
This letter is delivered pursuant to Section 1(a)(ii) of the Cooperation Agreement, dated as of July 20, 2020 (the “Agreement”), by and among Barnes & Noble Education, Inc. (the “Company”) and Outerbridge (as defined therein). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.
I agree that, after the date hereof, I will provide to the Company, as requested by the Company from time to time, such information as the Company is entitled to reasonably receive from other members of the Board and as is required to be disclosed in proxy statements or other reports or filings under applicable law or securities exchange listing requirements.
At all times while serving as a member of the Board, I agree to comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, including the Company’s Code of Business Conduct and Ethics, securities trading policies, anti-hedging policies, Regulation FD-related policies, director confidentiality policies and corporate governance guidelines, in each case that have been identified to me, and preserve the confidentiality of the Company’s business and information, including discussions or matters considered in meetings of the Board or Board committees. I acknowledge and agree that the foregoing obligations are in addition to the fiduciary and common law duties of any director of a Delaware corporation.
Sincerely,

Name:

EXHIBIT B

OUTERBRIDGE CAPITAL MANAGEMENT, LLC
OUTERBRIDGE MASTER FUND LP
OUTERBRIDGE GP, LLC
RORY WALLACE
MIKE ALFRED
DAVID KIM
ZACHARY LEVENICK
LOWELL ROBINSON

EXHIBIT C
PRESS RELEASE

Barnes & Noble Education Appoints Lowell W. Robinson to Board of Directors

Announces Cooperation Agreement with Outerbridge

BASKING RIDGE, N.J.-July 21, 2020-Barnes & Noble Education, Inc. (NYSE: BNED), a leading solutions provider for the education industry, today announced that it has appointed Lowell W. Robinson to its Board of Directors as an independent director and as a member of the Board’s Audit Committee, effective immediately. The Company also announced it has entered into a cooperation agreement with Outerbridge Capital Management, LLC (“Outerbridge”), which currently owns approximately 13.5% of the Company’s outstanding shares.

“We are pleased to welcome Lowell to our Board as an independent director,” said Michael P. Huseby, Chairman and Chief Executive Officer. “Lowell is a seasoned executive with significant experience in both the digital and education industries, and we look forward to his input as we continue our digital transformation. We are confident we will benefit from his insights as we continue to make significant progress on the execution of our digital strategy and the ongoing review of strategic opportunities by the Board and its advisors.”

“I am honored to join the BNED Board of Directors,” said Mr. Robinson. “BNED is a unique company with significant growth potential, offering innovative digital solutions that are more important than ever to students and educators given the closures of campuses due to COVID-19. I look forward to working closely with the Board and management team to continue building on the momentum of the Company’s key stabilization and growth initiatives to drive long-term value for shareholders.”

Pursuant to the cooperation agreement, Outerbridge will vote all of its shares in favor of all the persons nominated by the Board to serve as directors of the Company at the 2020 Annual Meeting, which will include Mr. Robinson. Additionally, pursuant to the agreement, the Company has agreed to nominate Zachary Levenick as a director candidate for election at the 2020 Annual Meeting. Outerbridge has also agreed to abide by certain customary standstill provisions. The full agreement between BNED and Outerbridge will be filed in a Form 8-K with the U.S. Securities and Exchange Commission.

“We have engaged in a constructive dialogue with BNED over the past year and are pleased to have reached this agreement in support of BNED’s future,” said Rory Wallace, Chief Investment Officer of Outerbridge. “With its unique set of offerings that serve digital, virtual and in-person education, and its highly differentiated retail business, BNED has a special opportunity not only to deliver value to its shareholders and to all stakeholders in the higher education system, but to help shape the future of the industry by stepping forward in this time of disruption. The Company has demonstrated its ability to manage expenses and liquidity while simultaneously growing bartleby® and its inclusive access offerings, First Day® and First Day Complete at an impressive, and accelerating, rate. We remain deeply committed to BNED, which we believe to be an investment opportunity with tremendous standalone and strategic value, and are excited to continue our engagement with management and the Board as we pursue our common goal of enhancing shareholder value.”

Morgan Stanley & Co. is acting as financial advisor to the Company and Gibson, Dunn & Crutcher LLP is acting as legal counsel to the Company. Olshan Frome Wolosky LLP is acting as legal counsel to Outerbridge.

About Lowell W. Robinson

Mr. Robinson has significant public company Board experience, including in the education sector. He is an experienced digital, education, and turnaround and M&A executive. Mr. Robinson has served as a member of the board of Medley Capital Corporation since 2018, where he sits on the Audit Committee and Special Committee of the board. He previously served on the board of Aratana Therapeutics from 2018 until its sale to ELANCO in 2019. He also previously served on the board of EVINE from 2014 to 2018 where he was Chairman of the Audit Committee and served on the Finance Committee. He also served on the board of HigherOne, a fintech education services company, from 2014 until its sale in 2016, where he chaired the Audit Committee and was on the Risk Management Committee. From 2006-2009 Mr. Robinson was chief financial officer and chief operating officer of MIVA, a digital marketing company. He was on the board of Edison Schools from 2002 to 2004, where he chaired the audit committee and was lead director; while on the board of Edison Schools, he was interim CFO for NYU Polytechnic, where he architected a highly successful turnaround. From 2000 to 2002, he served as senior vice president and chief financial officer of HotJobs, which was acquired by Yahoo Inc. Mr. Robinson has also served on the board of each of the University of Wisconsin Business School, the Council for Economic Education, the University of Wisconsin Economics Department, the Harvard Business School Club of New York, and the New York Academy of Sciences. Mr. Robinson received his Bachelor of Arts degree in Economics from the University of Wisconsin - Madison and a Master of Business Administration from Harvard Business School.

ABOUT BARNES & NOBLE EDUCATION, INC.

Barnes & Noble Education, Inc. (NYSE: BNED) is a leading solutions provider for the education industry, driving affordability, access and achievement at hundreds of academic institutions nationwide and ensuring millions of students are equipped for success in the classroom and beyond. Through its family of brands, BNED offers campus retail services and academic solutions, a digital direct-to-student learning ecosystem, wholesale capabilities and more. BNED is a company serving all who work to elevate their lives through education, supporting students, faculty and institutions as they make tomorrow a better, more inclusive and smarter world. For more information, visit www.bned.com.

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to us and our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make, including any statements made in regards to our response to the COVID-19 pandemic. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including, among others: risks associated with COVID-19 and the governmental responses to it, including its impacts across our businesses on demand and operations, as well as on the operations of our suppliers and other business partners, and the effectiveness of our actions taken in response to these risks; general competitive conditions, including actions our competitors and content providers may take to grow their businesses; a decline in college enrollment or decreased funding available for students; decisions by colleges and universities to outsource their physical and/or online bookstore operations or change the operation of their bookstores; implementation of our digital strategy may not result in the expected growth in our digital sales and/or profitability; risk that digital sales growth does not exceed the rate of investment spend; the performance of our online, digital and other initiatives, integration of and deployment of, additional products and services including new digital channels, and enhancements to higher education digital products, and the inability to achieve the expected cost savings; the risk of price reduction or change in format of course materials by publishers, which could negatively impact revenues and margin; the general economic environment and consumer spending patterns; decreased consumer demand for our products, low growth or declining sales; the strategic objectives, successful integration, anticipated synergies, and/or other expected potential benefits of various acquisitions may not be fully realized or may take longer than expected; the integration of the operations of various acquisitions into our own may also increase the risk of our internal controls being found ineffective; changes to purchase or rental terms, payment terms, return policies, the discount or margin on products or other terms with our suppliers; our ability to successfully implement our strategic initiatives including our ability to identify, compete for and execute upon additional acquisitions and strategic investments; risks associated with operation or performance of MBS Textbook Exchange, LLC’s point-of-sales systems that are sold to college bookstore customers; technological changes; risks associated with counterfeit and piracy of digital and print materials; our international operations could result in additional risks; our ability to attract and retain employees; risks associated with data privacy, information security and intellectual property; trends and challenges to our business and in the locations in which we have stores; non-renewal of managed bookstore, physical and/or online store contracts and higher-than-anticipated store closings; disruptions to our information technology systems, infrastructure and data due to computer malware, viruses, hacking and phishing attacks, resulting in harm to our business and results of operations; disruption of or interference with third party web service providers and our own proprietary technology; work stoppages or increases in labor costs; possible increases in shipping rates or interruptions in shipping service; product shortages, including decreases in the used textbook inventory supply associated with the implementation of publishers’ digital offerings and direct to student textbook consignment rental programs, as well as the risks associated with the impacts that public health crises may have on the ability of our suppliers to manufacture or source products, particularly from outside of the United States; changes in domestic and international laws or regulations, including U.S. tax reform, changes in tax rates, laws and regulations, as well as related guidance; enactment of laws or changes in enforcement practices which may restrict or prohibit our use of texts, emails, interest based online advertising, recurring billing or similar marketing and sales activities; the amount of our indebtedness and ability to comply with covenants applicable to any future debt financing; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; adverse results from litigation, governmental investigations, tax-related proceedings, or audits; changes in accounting standards; and the other risks and uncertainties detailed in the section titled “Risk Factors” in Part I - Item 1A in our Annual Report on Form 10-K for the year ended May 2, 2020. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

Media Contact:

Carolyn J. Brown
Senior Vice President
Corporate Communications and Public Affairs
Barnes & Noble Education, Inc.
(908) 991-2967
cbrown@bned.com

Investor Contact:

Andy Milevoj
Vice President
Corporate Finance and Investor Relations
Barnes & Noble Education, Inc.
(908) 991-2776
amilevoj@bned.com